Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTMOORE HOLDINGS ANNOUNCES ELECTION OF NEW CEO

LONG BEACH, CA – October 12, 2009 - Westmoore Holdings, Inc. (WSMO.PK), a diversified holding company, today announced the election of Kevin E. Wheeler as its chief executive officer, effective October 1, 2009. In his new position, Mr. Wheeler is responsible for the leadership and direction of the company utilizing his experience to increase profitability and further capitalize on the current opportunities in the small to mid-cap marketplace.

Prior to joining Westmoore Holdings, Inc., Mr. Wheeler was the president of Focal Point Management Group, LLC which he started in 2007 to provide consulting services to public and private corporations under $200 million. While there, he supplied finance, accounting, and strategic management services to several companies in the financial services, manufacturing, and construction industries. Mr. Wheeler has been an outside accounting consultant with Westmoore Holdings, Inc. over the last 5 years. His career has been focused on small to mid-cap companies between $5 million and $120 million. This early stage focus has provided Mr. Wheeler with experience in dealing with the numerous hurdles that so often inhibit a small company’s growth. He is a certified CPA and graduated from Azusa Pacific University in 1992 with a degree in Accounting.

In addition, George Alvarez, Colin Tay, Mark Molenaar, and Matthew Jennings have stepped down from their management and/or board positions. Mr. Wheeler shall also serve as the sole director.

About Westmoore Holdings, Inc.
WSMO is a diversified holding company controlling and operating a number of businesses including Bear Industrial Holdings, Inc. and HBRG Acquisitions, Inc.  WSMO is headquartered in Long Beach, California.

Contact:
Gant Morgner
Westmoore Investor Relations
Tel: 619.929.1022
Email: gmorgner@westmooreinc.com

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